Exhibit 10.82

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Between Senetek PLC and Frank J. Massino

This Second Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of January 1, 2003, (the “Effective Date”), between Senetek PLC, a company organized under the laws of England (the “Company”) and Frank J. Massino (the “Executive”), residing at 86 South Newport Drive, Napa, CA 94559.

WITNESSETH:

WHEREAS, on December 30, 1998 the Company and the Executive entered into an Employment Agreement effective as of November I. 1998 (as thereafter amended, the “Original Agreement);

WHEREAS the parties thereto wish to modify the Original Agreement in certain respects;

WHEREAS it remains the desire of the Company to assure itself of the management services of the Executive by engaging Executive as Chief Executive Officer of the Company; and

WHEREAS, the Executive desires to serve the Company as herein provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree that the Original Agreement shall be amended and restated, effective as of the Effective Date, as follows:

1 Definitions

The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary: “Annual Bonus” shall mean the annual incentive bonus payable to the Executive described in Section 4.

“Average Bonus” shall mean (a) the total of the Annual Bonuses paid hereunder with respect to the Employment Term, divided by (b) the length of such portion of the Employment Term in years (including fractions) as falls on or prior to the last December 31 thereof.

“Base Salary” shall mean the annual base salary payable to the Executive at the rate set forth in Section 4.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean the Executive’s (a) commission of an act of fraud, theft or embezzlement, or (b) conviction of a felony or other crime involving moral turpitude.

“Change in Control” shall mean (a) the sale, lease or other transfer of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company; (c) the merger or consolidation of the Company with or into another entity or the merger of another entity into the Company or any subsidiary thereof with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction (or their Related Parties) hold less than fifty percent (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; (d) the acquisition by any person or group of more than fifty percent (50%) of the voting power of all securities of the Company generally entitled to vote in the election of directors of the Company; or (e) that the majority of the Board is composed of members who (i) have served less than twelve months and (ii) were not approved by a majority of the Board at the time of their election or appointment.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean Ordinary shares in the capital of the Company-

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Deemed Bonus” at any time shall mean the greater of (a) the Average Bonus calculated as of such time and (b) if any, the Annual Bonus for the last 12 month period completed as of such time.

“Employment Term” shall mean the period beginning on the Effective Date and ending on the close of business on the effective date of the Executive’s termination of employment with the Company.

“Expiration Date” shall be as defined in Section 2.

“Good Reason” shall mean (a) the Company’s material breach of any provision hereof, (b) any adverse change in the Executive’s job responsibilities, duties, functions, status, offices, title, perquisites or support staff, (c) relocation of the Executive’s regular work address without his consent, or (d) a Change in Control, provided, however, that the Executive shall give the Company written notice of any actions (other than that set out in subsection (d) above) alleged to constitute Good Reason and the Company shall have a reasonable opportunity to cure any such alleged Good Reason.

“Option Agreement” shall mean the agreement between the Executive and the Company pursuant to which any Option is granted to the Executive.

“Options” shall mean the non-qualified stock options to be granted to the Executive hereunder.

“Permanent Disability” shall mean the Executive’s. inability to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 90 working days (excluding vacation) in any twelve consecutive month period as deteffi1ined by the Board. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Board.

“Related Parties” shall mean with respect to any person (a) the spouse and lineal ascendants and descendants of such person. and any sibling of any of such persons and (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners. owners or persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of persons referred to in subsection (a) above.

“Termination of Employment” shall mean the first to occur of the following events:

(a) the date of death of the Executive; (b) the effective date specified in the Company’s written notice to the Executive of the termi1nnation of his employment as a result of his Permanent Disability, which effective date shall not be earlier than the 9lst working day (excluding vacation) following the commencement of the Executive’s inability to perform his duties hereunder: (c) the effective date specified in the Company’s written notice to the Executive of the Company’s termination of his employment without Cause; (d) the effective date specified in the Company’s written notice to the Executive of the Company’s termination of his employment for Cause; (e) the effective date specified in the Executive’s written notice to the Company of the Executive’s termination of his employment for Good Reason; (f) the effective date specified in the Executive’s written notice to the Company of the Executive’s termination of his employment without Good Reason; and (g) the date the Executive’s employment terminates pursuant to Section 2

“Termination without Cause” shall mean a termination by the Company of the Executive’s employment without Cause.

2 Employment

The Company agrees to continue the employment of the Executive, and the Executive agrees to continue to provide services to the Company, from the Effective Date until the close of business on the third anniversary of the Effective Date, provided, however, that unless the Executive’s employment is otherwise terminated pursuant to a Termination of Employment, as of the close of business on each day of the Employment Term the term of the Executive’s employment shall automatically be extended for one additional day, such that the future term of the Executive’s employment shall always be three (3) years.. The Executive will serve the Company subject to the general supervision, advice and direction of the Board upon the terms and conditions set forth in this Agreement.

3 Title and Duties

(a) The Executive’s job title shall be Chief Executive Officer of the Company. During the Employment Term the Executive shall have such authority and duties as are customary in such position, and shall perform such other services and duties as the Board may from time to time designate consistent with such position.

(b) All executives of the Company shall report. directly or indirectly through other senior officers, to the Executive, and the Executive shall be responsible for reviewing the performance of such executives of the Company

(c) The Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:

(i) serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities;

(ii) serving as a director of, or member of a committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, and such other corporations and organizations that the Board may from time to time approve in the future;

(iii) engaging in a reasonable number of outside speaking engagements; and,

(iv) on his personal vacation time, performing consulting services for other business; provided, that except as specified above, the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.

4 Compensation and Benefits

(a) Base Compensation. During the Employment Term, the Company shall pay the Executive, in installments according to the Company’s regular payroll practice, Base Salary at the annual rate of not less than $319,000, subject to periodic increases at the discretion of the Compensation Committee.

(b) Annual Incentive Bonus. The Executive shall be entitled to an Annual Bonus for each calendar year on the last day of which he is employed hereunder and also for the calendar year, if any, in which this contract expires pursuant to Section 2. Such Annual Bonus for any such calendar year shall be determined by the Compensation Committee in its sole discretion to reward Executive for his performance during the time period in question and to incentivize future performance. Without limiting the generality of the foregoing, the Executive shall be eligible to participate in a Management Bonus Plan developed and administered by the individual performance, up to a percentage of the participant’s salary or other amount established by the Compensation Committee at the beginning of the year, payable from a bonus fund measured by the Company’s performance during the year. For 2003, the Compensation Committee has approved a formula pursuant to which the bonus fund shall be equal to ten (10) percent of the amount by which operating income for the year exceeds fifteen (15) percent of revenues, and the Executive’s share of such fund shall be thirty-five (35) percent, such bonus to be payable in cash and/or in shares of the Company’s stock, all as determined by the Compensation Committee in its sole discretion.

(c) Stock Options.

(i) On the Effective Date the Executive shall be granted an Option to purchase 300,000 shares of Common Stock at an exercise price equal to the market price of the Company’s American Depository Shares (“ADS’s”) on the Effective Date.

(ii) The Options described in paragraph (i) shall be subject to the following terms and conditions: (A) the Options shall be vested on the date of grant; (B) the Options shall be exercisable for the greater of three years from the date of grant or one year from the Termination of Employment; (C) Executive shall have the right, on two occasions, to require the Company to register (in such a manner that the ADS’s underlying the Option will be freely transferable, “Register”), the ADS’s underlying the Options at no cost to Executive and if the Company Registers ADS’s or its Common Stock at any other time, Executive shall also have the right to require the company to Register the ADS’s underlying the Options, at no cost to Executive and (D) the Options shall be evidenced by, and subject to, an Option Agreement.

(iii) The Option Agreement shall specify that the Options shall remain exercisable for the periods described in paragraph (ii) above notwithstanding any Termination of Employment.

(d) Vacation. During each complete 12 month period of the Employment Term, the Executive shall be entitled to no fewer than four weeks of paid vacation (unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks of paid vacation under the Company’s generally applicable vacation policy, as determined by the Compensation Committee).

(e) Employee Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company.

(f) Company Payment of Health Benefit Coverage. During the Employment Term, the Company shall pay the amount of premiums or other cost incurred for coverage of the Executive and his eligible spouse and dependent family members under the applicable Company health benefits arrangement (consistent with the terms of such arrangement).

(g) Life Insurance Policy. In addition to the insurance coverage contemplated by Section 4(e), during the Employment Term the Company shall maintain in effect term life insurance coverage for the

Executive with a death benefit of at least $500,000, with the beneficiary or beneficiaries thereof designated by the Executive. Notwithstanding Section 9 of this Agreement, such life insurance policy or policies may be assigned to a trust for the benefit of any beneficiary designated by the Executive.

(h) Automobile and Parking Allowance: Other Benefits. During the Employment Term, the Company shall provide the Executive with an automobile allowance of $1,000 per month and shall pay all expenses associated with such automobile including gasoline, maintenance, parking and insurance.

(i) Payment Upon Change in Control. Upon the consummation of any Change in Control, the Company shall pay to Executive, in cash, an amount equal to the lesser of (a) three times the sum of his current annual rate of Base Salary and his last prior Annual Bonus and (b) the maximum amount that could be paid to him without causing any payment to be made to or with respect to him by reason of the Change in Control to constitute an “excess parachute payment” as such term is defined in Section 280G(b)(1) of the Code.

(j) Most Favorable Benefits. If the Company provides any employment related benefit (including any of the type covered by Sections 4 (a)-(i)) in a greater amount or subject to more favorable terms and conditions to any other employee of the Company Executive shall also be provided such benefit in the identical amount and/or under the identical terms and conditions, as applicable.

5 Reimbursement of Expenses

In addition to the compensation provided for under Section 4 hereof. upon submission of proper vouchers, the Company will payor reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive during the Employment Term in connection with the Executive’s responsibilities to the Company.

6 Termination Benefits

(a) Upon the termination of the Executive’s employment with the Company for any reason, the Company shall provide the Executive (or, in the case of his death, his estate or other legal representative), any Annual Bonus earned but not yet paid with respect to the preceding calendar year, all benefits due him under the Company’s benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), and, not later than three days after such termination, in a lump sum, all Base Salary earned through the date of such termination. The Executive shall be entitled to the payments and benefits described below only as applicable to such termination of employment.

(b) In the event that the Executive’s employment hereunder is terminated by the Company without Cause, or by the Executive for Good Reason, the Company shall pay to the Executive, in a lump sum no later than three days following such termination, an amount equal to the product of (i) the sum of the Base Salary and the Deemed Bonus and (ii) the number of calendar years (including fractional years) from the date of such termination to the otherwise applicable Expiration Date. In such event the Company shall also cause any options held by Executive with respect to Common Stock to become immediately vested and exercisable.

(c) In the event that the Executive’s employment hereunder is terminated by reason of the Executive’s death or Permanent Disability, the Company shall pay to the Executive (or his estate), in a lump sum no later than three days following such termination, an amount equal to twelve months’ Base Salary and Deemed Bonus. In such event the Company shall also cause any options held by Executive with respect to Common Stock to become immediately vested and exercisable.

(d) In the event of any Termination of Employment, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

(e) Notwithstanding any provisions of this Agreement, in no event shall the Company pay to the Executive, and the Executive waives and releases any claim to, any amount which would cause any payment to the Executive with respect to a Change in Control to constitute and “excess parachute payment” as such term is defined in Section 280G(b)(1) of the Internal Revenue Code or any successor provision thereof.

7 Protected Information; Prohibited Solicitation

(a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company’s business, that such confidential or proprietary information has been developed and will be developed through the Company’s expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not to disclose such infoffi1ation unless required to do so by subpoena or other legal process. No information otherwise in the public domain (other than by an act of Executive in violation hereof) shall be considered confidential. The Executive agrees that all memoranda, notices, files, records and other documents concerning the business of the Company, made or compiled by the Executive during the period of his employment or made available to him, shall be the Company’s property and shall be delivered to the Company upon its request therefore and in any event upon the termination of the Executive’s employment with the Company, provided, however, that the Executive shall be permitted to retain copies of personal correspondence generated or received by him during the Employment Term, subject to the use restrictions of this Section 7(a).

(b) The restrictions in this Section 7 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

8 Injunctive Relief

The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company. the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this Section 8 shall survive the Employment Term.

9 Parties Benefited; Assignments

This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.

10 Notices

Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 10. Notices shall be deemed given when received.

11 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE ST ATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

12 Indemnification and Insurance; Legal Expenses

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney’s fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses). The Company shall maintain a minimum of $2,000,000 in directors’ and officers’ liability insurance coverage which shall cover him against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

13 Representations and Warranties of Executive

Executive represents and warrants to Company that (a) Executive is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder, and (b) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

14 Disputes

The Company shall pay the costs and expenses of any proceeding to resolve any dispute arising hereunder, including the fees of the Executive’s counsel and experts. Any such dispute shall be tried in the United States.

15 Indemnity

The Company agrees hereby forever to indemnify, release. discharge. and covenant not to sue Executive, from any and all claims, debts. demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Company, any affiliate or any other person or entity has or may have had against Executive or the Company based on any events or circumstances arising or occurring on or prior to the date hereof.

16 Miscellaneous

The provisions of this Agreement shall survive the termination of the Executive’s employment with the Company. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings (including the Original Agreement) between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by. all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive’s estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Senetek PLC

By
Title:

/s/ Frank J. Massino
Frank J. Massino

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